                                                                  EXHIBIT 10.19
[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]




                               LICENSE AGREEMENT


       THIS LICENSE AGREEMENT (the "Agreement") is made and entered into effective July 1, 1996 ("Effective Date"), by and between Sother Limited ("SOTHER"), a Channel Island corporation having its principal place of business at 16 Dumares Q Street, ST Helier, Jersey, JE2 3RL Channel Islands; and ILEX Oncology, Inc. ("ILEX"), a Delaware corporation having its principal place of business at 14785 Omicron Drive, San Antonio, Texas 78245.


                                   WITNESSETH


       WHEREAS, SOTHER is the developer or owner of the Technology; and

       WHEREAS, SOTHER desires to grant to ILEX and ILEX desires to acquire an exclusive, worldwide license with the right to sub-license to make, use, market, sell, manufacture and otherwise commercially exploit the Products in the Field of Interest; and

       NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

       1.1 "Confidential Information" shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information; provided, however, Confidential Information shall not include information which:

              (a) has been published or otherwise made available to the general public other than by any act in breach of this Agreement; or

              (b) is disclosed by an unrelated third party without any obligation of confidentiality; or

              (c) was in the possession of the receiving party prior to disclosure by the disclosing party hereunder and was not acquired directly or indirectly from any third party under obligation of confidentiality to the disclosing party;

              (d) is required by law, court or governmental order to be disclosed; provided that the discloser shall not disclose such information prior to giving the other party reasonable notice to afford the other party an opportunity to object to such disclosure; or

              (e) is required to be disclosed during the filing or prosecution of a patent; or

              (f) is required by law or governmental regulation to obtain regulatory approval for use or Sale as contemplated by this Agreement; or

              (g) is disclosed in the course of a Sale of a Product as contemplated in this Agreement.

       1.2 "Field of Interest" shall mean all uses of the Technology for the treatment or prophylaxis of: (i) cancer in humans; (ii) conditions or diseases which are associated with cancer in humans; and (iii) conditions and diseases associated with the treatment or prophylaxis of cancer in humans.

       1.3 "Improvements" shall mean all improvements, advancements, modifications, revisions, changes, developments and alterations that: (i) relate to or pertain to the Patent Rights or the Field of Interest, (ii) improve the efficacy of applications of the Technology including, without limitation, improvements in methods, treatment regimes, treatment sites, uptake, stability, metabolism, delivery and pharmacokinetics, and (iii) are made, developed owned, licensed or acquired by SOTHER during the term of this Agreement.

       1.4 "Net Manufacturing Revenues" shall mean the gross revenue received by ILEX for manufacturing Products for third parties less: (i) the
direct material costs; (ii) the direct labor costs; and (iii)     [**]
percent ([**]%) of the direct material costs and direct labor costs.

       1.5 "Net Sales" shall mean the gross revenue (other than Sub-Licensee Receipts) received by ILEX from Sales of Products less the following:

              (a) any credits or refunds actually granted to customers for the return of Products previously Sold;

              (b) any separately identified sales, excise, value added, use, turnover or similar taxes and any duties and other such governmental charges imposed upon the importation or Sales of Products;

              (c) any separately identified charges for transportation, shipping, handling or insurance which are directly associated with Sales of Products;

              (d) any customary, trade, quantity or cash discounts actually allowed and taken;

              (e) in the event that ILEX is required to pay a royalty to an unrelated third party in order to make, use, sell, manufacture or commercially exploit Products in any country, the amount of such royalties actually paid to such third party; and

              (f)    in the event that ILEX is successful in litigation under
       Article 9 and the monetary recovery is insufficient to cover ILEX's expenses of such litigation, then ILEX's uncovered expenses of such
       litigation up to a maximum of U.S. $  [**]  (     [**]     DOLLARS
       U.S.); provided, however, such deduction, in any quarter shall not exceed an amount which would decrease the royalties payable in such quarter by more than [**]% of the royalties due prior to such deduction.

       Notwithstanding the foregoing, if a Product is sold in conjunction with or includes Royalty Bearing Components, Net Sales for purposes of determining royalties payable under this Agreement shall be calculated as the product obtained by using whichever of the following formulas is applicable:

              (i) If both the Product and the Royalty Bearing Components included in the combination products or service are also sold separately (by ILEX or others), multiplying Net Sales of the combination products or service by the fraction A/(A+B), where "A" is the price during the royalty paying period in question of the Product if sold separately and "B" is the price of the Royalty Bearing Components in the combination products or service if sold separately.

              (ii) If Section 1.5.1 does not apply, multiplying Net Sales of such combination products or service by the fraction C/(C+D), where "C" is the per unit cost of the Product portion of such combination products or service and "D" is the per unit cost of the Royalty Bearing Components in such combination products or service, such costs being arrived at using the standard cost accounting procedures of ILEX, which will be in accordance with generally accepted accounting principles.

       1.6 "Patent Rights" shall mean all patent applications, information and discoveries covered by patents whether in the United States, Argentina, or other foreign countries which are owned or licensed by SOTHER that may issue from SOTHER's patent applications and all divisions, continuations, continuations-in-part, re-examinations, renewals and extensions thereof, and any letters of patents at issue thereon which are applicable to the manufacture, use or sale of farnesyl transferase inhibitors within the Field of Interest within the Territory. All Patent Rights shall be listed on Schedule 1, which schedule shall be updated from time to time.

       1.7 "Person" shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organization, university, college or a governmental or any agency or political subdivision thereof.

       1.8 "Product" shall mean any product or service, the manufacture, use or Sale of which would, if not licensed under this Agreement, be within the scope of any of the Patent Rights.

       1.9 "Royalty Bearing Components" shall mean all components, devices or products that are sold in conjunction with or are included as a part of a Product and for which either (i) ILEX must license and pay a royalty to an unrelated third party or (ii) ILEX owns a patent, or a patent application that is being diligently prosecuted, covering the component, device or product in the appropriate territory where such component, product or device is sold.

       1.10 "Sale"/"Sold"/"Sell" shall mean the sale, rent, lease, marketing, exchange or otherwise commercial exploitation transfer of a Product, but shall not include any distribution of Products for clinical testing or promotional or marketing purposes in which no profit is derived from such distribution.

       1.11 "Sub-Licensee Receipts" shall mean all revenue received by ILEX from Products sold by sub-licensees.

       1.12 "Technology" shall mean and include the Patent Rights, together with any and all copyrights, Improvements, information, data, know-how, trade secrets, processes, formulas, patterns, drawings, writings, notes, records, compilations, programs, materials, devices, systems, methods, techniques, products, procedures, preparations, usage information or materials, models, and prototypes, whether or not patentable, which (i) relate or pertain to the Field of Interest; (ii) have been licensed, acquired, made or developed by SOTHER; and (iii) relate to farnesyl transferase inhibitors.

       1.13   "Territory" shall mean the whole world.


                                   ARTICLE 2
                           GRANT OF EXCLUSIVE LICENSE

       2.1 Subject to the terms and conditions hereof, effective as of the Effective Date, SOTHER hereby grants to ILEX a worldwide, exclusive license with the right to sublicense to the Technology with rights to develop, make and have made, use, sell, manufacture, market and otherwise commercially exploit Products in the Field of Interest.

                                   ARTICLE 3
                                 CONSIDERATION

       3.1 In consideration of the grant of the exclusive license specified in Section 2.1, ILEX shall pay SOTHER a licensing fee equal to the reasonable expenses incurred by SOTHER in filing any patent under the Patent Rights. This fee, however, shall only be payable after (i) the patent has issued; and (ii) ILEX has confirmed the activity of a Product in ILEX's laboratories.

       3.2 In consideration of the grant of the exclusive license specified in Section 2.1, ILEX agrees to pay SOTHER a royalty of (i) [**] percent ([**]%) of Net Sales on Product sold by ILEX; (ii) [**] percent
([**]%) of all Sub-Licensee Receipts and (iii) [**] percent ([**]%) of Net Manufacturing Revenues.

       3.3 Notwithstanding Section 3.2, no royalty shall be due on any money or services received by ILEX for payments received for research and development contracts related to the development of Products.

       3.4 If the license granted hereunder becomes non-exclusive in any country by operation of law in such country and SOTHER licenses any third party in such country on terms more favorable than those contained herein, SOTHER shall promptly notify ILEX and ILEX, in its sole discretion, shall be entitled to pay royalty to SOTHER on Net Sales of Products Sold in such country on the same terms as the non-exclusive licensee in such country from the effective date of the third party license.

       3.5 Notwithstanding Section 3.2, no multiple royalties shall be payable to SOTHER because any Product is covered by (i) more than one patent within the Technology or (ii) is covered by more than one royalty payable under Sections 3.2(i), (ii) or (iii). In such case, ILEX shall pay the single royalty which produces the highest income for SOTHER.

       3.6 In the event that ILEX is required to pay a royalty to a third party in order to manufacture or Sell Products in any country, [**]% of such third party royalties shall be creditable against the royalty due SOTHER in such country by reducing the amount of royalty paid to SOTHER by the amount so paid to the third party.

       3.7 All payments required in this Agreement shall be paid in United States dollars, delivered in accordance with Section 16.7 of this Agreement or at such other place as the party receiving payment may reasonably designate consistent with applicable laws and regulations.

       3.8 Royalty on any manufacturing or Sales subject to royalty in any country outside the United States shall be calculated on Net Sales, Sub-Licensee Receipts or Net Manufacturing Revenues in such country as expressed in United States dollars in accordance with Generally Accepted Accounting Principals (GAAP).

       3.9 ILEX shall use its best efforts to convert the royalty or other payments due SOTHER on manufacturing or Sales in any country to United States dollars; provided, however, that if conversion to and transfer of United States dollars cannot be made in any country for any reason, payment of royalty at SOTHER's option (i) can be made in the currency of the country in which such manufacturing or Sales are made, deposited in SOTHER's name in a bank designated by SOTHER in any such country; or (ii) ILEX's obligation to pay royalty on such Net Sales, Sub-Licensee Receipts or Net Manufacturing Revenues shall be suspended until such conversion and transfer of all funds by ILEX becomes possible.

       3.10 If any country limits the royalty rate or amount payable on account of Net Sales, Sub-Licensee Receipts or Net Manufacturing Revenues in such country, the royalty payable hereunder shall not exceed the maximum amount payable under applicable laws, regulations or administrative rulings of such country.

       3.11 All taxes assessed or imposed against or required to be withheld from any royalty payments due SOTHER shall be deducted from amounts payable hereunder and shall be paid to appropriate fiscal or tax authorities on behalf of SOTHER. Tax receipts received by ILEX evidencing payment of such taxes shall be forwarded to SOTHER.


                                   ARTICLE 4
                             ACCOUNTING AND RECORDS

       4.1 The royalties during each calendar quarter shall be computed each calendar quarter ending on March 31, June 30, September 30 and December 31, and shall be paid no later than sixty (60) calendar days after the end of each calendar quarter.

       4.2 With each royalty payment, ILEX shall furnish to SOTHER a written accounting report for the royalty, stating by country in which the Products were Sold, the total number of units of each Product Sold by ILEX, the unit price for each Product Sold, the Net Sales, Sub-license Receipts, Net Manufacturing Revenues, the royalties due and the royalties paid.

       4.3 ILEX shall keep and maintain records of Sales and deductible expenses made pursuant to the license granted hereunder. Such records shall be open to inspection upon reasonable notice and during normal business hours of ILEX at any reasonable time within two (2) years after the royalty period to which such records relate, by an independent certified accountant selected by SOTHER and approved by ILEX, which approval shall not be unreasonably withheld. The accountant shall have the right to examine the records which relate to the computation of the royalties to be paid under this Agreement and report the findings of such examination of records to SOTHER solely to the extent of reporting the accuracy of the reports and payments made by ILEX, including the amount of any discrepancy, if any. Such examination, however, shall not occur more than one time per year. A copy of any report provided to SOTHER by the accountant shall be given concurrently to ILEX. Any accountant so selected shall sign, at ILEX's request, an appropriate agreement with ILEX to keep confidential all information obtained as a result of such examination of records. All costs of such audit shall be borne solely by SOTHER; provided, however, if the examination by the accountant reveals an underpayment by ILEX
by more than     of the amount actually owing to SOTHER during any six month reporting period, then the entire cost of the examination by the accountant shall be paid by ILEX.

       4.4 All royalties which are not timely paid by ILEX shall bear interest at the prime rate of Bank One, Texas N. A. or the maximum allowable lawful interest rate, whichever is less. Nothing in this section shall be deemed to permit or excuse any late payment by ILEX.


                                   ARTICLE 5
                         WARRANTIES AND REPRESENTATIONS

       5.1    SOTHER represents and warrants to ILEX:

              (a) that it is the owner, inventor or licensee of the Technology and that the ideas or concepts were not taken from any third person or party and that it is entitled to enter into this Agreement and convey the rights granted hereunder;

              (b) that other than the grant set forth herein, the Technology is free and clear of all liens, mortgages, assignments, encumbrances, pledges, options, restrictions or licenses on the Technology within the Field of Interest;

              (c) that the use of the Technology does not infringe any patent, trademark or copyright belonging to SOTHER (other than those licensed hereunder) or any third party nor has it been misappropriated nor is there any misuse by SOTHER of trade secret, know-how or confidential information of another;

              (d) that there are no claim or actions pending or threatened against SOTHER or any of its affiliates relating to the Technology;

              (e) that it is a corporation duly organized under the laws of Argentina and is qualified to do business and is in good standing in all countries as the nature of its business and properties require;

              (f) that it has all necessary right, power and authority to enter into this Agreement and to grant the assignments and licenses provided herein;

              (g) that it is not and will not be a party to any agreement or commitment with any third party which would impair, interfere with or infringe upon the rights it granted hereunder;

              (h) that it has duly and validly executed and delivered this Agreement and that this Agreement constitutes the valid and binding obligation of SOTHER, enforceable in accordance with its terms.

       5.2    ILEX represents and warrants that:

              (a) it is a corporation duly organized under the laws of the State of Delaware and is qualified to do business in good standing in all states as the nature of its business and properties is required; and

              (b) its execution, delivery, and performance of this Agreement and the consideration herein set forth have been duly authorized by all necessary corporate action.

              (c) that it has all necessary right, power and authority to enter into this Agreement and to grant the assignments and licenses provided herein;

              (d) that it is not and will not be a party to any agreement or commitment with any third party which would impair, interfere with or infringe upon the rights it granted hereunder;


                                   ARTICLE 6
                                   INDEMNITY

       6.1 ILEX agrees to indemnify and hold SOTHER and its officers, trustees, employees, agents and representatives harmless from any liabilities, costs and expenses (including attorneys' fee and expenses), obligations or causes of actions arising out of or related to any breach of the representations and warranties made by ILEX herein.

       6.2 SOTHER agrees to indemnify and hold ILEX and its officers, trustees, employees, agents and representatives harmless from any liabilities, costs and expenses (including attorneys' fee and expenses), obligations or causes of actions arising out of or related to any breach of the representations and warranties made by SOTHER herein.

       6.3 In seeking indemnification under this Article 6, the indemnified party shall promptly notify the indemnifying party in writing of any such claim, lawsuit, loss or cause of action for which indemnity is sought and the indemnified party shall permit the indemnifying party to control any litigation and the settlement of any such claim, lawsuit, loss or cause of action. The indemnified party shall cooperate fully in every proper way in the defense and settlement thereof. After the indemnified party has received notice of the indemnifying party's election to assume the defense of said action, the indemnifying party will not be liable to the indemnified party under this Article 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless: (i) the indemnified party, in any action, has reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, in which case the indemnified party shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of the indemnified party, or (ii) the indemnifying party has authorized the employment of counsel at the expense of the indemnifying party. The indemnified party shall also have the right, at its own expense, to be represented by counsel of its own choice in any such proceedings; provided, however, the indemnifying party has control over the defense.


                                   ARTICLE 7
                         PROTECTION OF PROPERTY RIGHTS

       7.1 SOTHER and ILEX agree to use all reasonable efforts to keep confidential the Confidential Information together with any and all documentation and other physical manifestations or embodiments thereof; provided, however, ILEX may, to the extent it deems necessary or appropriate, disclose the Technology to potential licensees, purchasers, investors, joint venturers and the like, but ILEX agrees to use its best efforts to make such disclosures subject to a satisfactory confidentiality agreement.

       7.2 SOTHER has paid and will continue to pay all costs associated with the filing, prosecution and maintenance of the Patent Rights.

       7.3 Subject to the provisions of Section 7.6, SOTHER shall have sole right and responsibility for deciding whether to file U.S., Argentina and/or foreign patent applications, continue or abandon prosecution of any such applications or to maintain or abandon any such application or patent regarding the Technology licensed hereunder.

       7.4 SOTHER agrees to prosecute with good faith and due diligence all such applications and to take all actions necessary to maintain and enforce the patents and proprietary rights in and to the Technology.

       7.5 SOTHER agrees to prepare and dispatch for foreign filings within such period of time as will result in the application of the "one year convention" as to retroactive filing date, proper applications for foreign letters patent.

       7.6 In the event that SOTHER decides not to file any or all U.S., Argentina and/or foreign applications or to continue prosecution of a patent application to issuance or maintain any U.S., Argentina or foreign patent application or patent, SOTHER shall timely notify ILEX in writing in order that ILEX may file U.S. and/or said foreign applications and/or continue said prosecution or maintenance of such patent applications or patents at ILEX's expense, without any lapse in any rights thereunder. All rights in such patent application or patent shall remain with SOTHER, provided, however, ILEX shall be able to deduct such expenses from any royalties due on a country by country basis.

       7.7 SOTHER agrees to keep ILEX fully informed, at SOTHER's expense, of prosecutions pursuant to this Article 7, including submitting to ILEX copies of all official actions and responses thereto. SOTHER shall consult ILEX regarding any abandonment of the prosecution of the patents in the Patent Rights.

       7.8 Each party agrees to cooperate with the other party to whatever extent is necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to give the other party the full benefit of the licenses granted herein.

                                   ARTICLE 8
                        PUBLICITY AND PUBLICATION RIGHTS

       8.1 Unless otherwise specified in this Agreement, neither party shall disclose the terms and provisions of this Agreement, nor use the name, logotypes or symbols of the other party or the name of any employee or staff of a party for publication or advertising purposes except with the written consent of the other party; provided, however, each party shall be allowed to disclose any information, including the terms of this Agreement if such party's counsel deems it necessary or appropriate to comply with applicable laws, rules and regulations.


                                   ARTICLE 9
                              PATENT INFRINGEMENT

       9.1 If the manufacture, Sale or use of Products within the Field of Interest results in a claim for patent infringement against ILEX, or its sublicensees, the party to this Agreement first having notice of such claim shall promptly notify the other party in writing, which notice shall set forth the facts of such claim in reasonable detail. ILEX shall have the primary right, at its expense, to conduct and control the defense of any such claim, using counsel of its choice. SOTHER shall have the right, at its expense, to be represented by independent counsel in any such proceeding, subject to ILEX's right of control. ILEX shall have the right to settle any claim under this
Section 9.1.

       9.2 Notice of Infringement. Each party shall promptly notify the other party of any alleged infringement of the Technology, within the Field of Interest and of any available evidence of such infringement. If any party other than ILEX or its sublicensees infringes Patent Rights in any country, ILEX may institute patent infringement litigation in its own name or in the name of SOTHER. If ILEX obtains any monetary recovery in such a suit, ILEX shall first reimburse itself and SOTHER for the full expenses of litigation from such recovery. The balance remaining of such recovery shall first be used to reimburse SOTHER for royalty due to infringement(s) as of the date thereof, and any remaining monies shall be retained by ILEX. SOTHER shall cooperate fully in the prosecution of any such suit. If such suit must include SOTHER as a party, SOTHER will permit it to be joined in such suit. SOTHER shall have the right to be represented by counsel of its choosing in any such action if joined as a party, such representation to be at SOTHER's expense subject to reimbursement from any monetary recovery in such suit of an amount not to exceed one-half of the total full expenses of litigation.

       9.3 Defense. In the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the Technology within the Field of Interest shall be brought against either party, SOTHER shall have the right not the obligation to defend such action; provided, however, that if SOTHER determines at any time that it does not desire to defend such action, SOTHER shall promptly so advise ILEX, and ILEX shall then have the right to defend such action on SOTHER's behalf at ILEX's cost and expense, including attorney's fees.

       9.4 Cooperation. In any suit either party may commence or defend pursuant to its rights under this Agreement in order to enforce or defend the validity or enforceability of the Technology, the other party shall, at the request and expense of the party initiating or defending such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.


                                   ARTICLE 10
                               MARKETING/MARKING

       10.1 ILEX shall use its reasonable best efforts to market Products with respect to which it, in the exercise of its reasonable business judgment, decides to pursue commercialization.

       10.2 ILEX shall make reasonable efforts to mark all Products which incorporate Patent Rights with appropriate notice of patent coverage.

       10.3 ILEX shall undertake at its expense the responsibility to apply for Government approval in the Territory, including carrying out and keeping records of preclinical and clinical testing for approval by the FDA and other government agencies. ILEX shall at its expense keep SOTHER informed, at least every two-months of the results of the preclinical and clinical activities related to the Product. Such information should include any information in ILEX's possession that is required to obtain government approval to make, market and sell the Product in countries of the territory where ILEX, pursuant to Section 13.2, does not sell Product.


                                   ARTICLE 11
                         INDEPENDENT CONTRACTOR STATUS

       11.1 SOTHER and ILEX hereby acknowledge and agree that each is an independent contractor; that neither party shall be considered to be the agent, representative, master, or servant of the other for any purpose; and that neither party has any authority to enter into contract, assume any obligation, or make any representation or warranty on behalf of the other. Nothing in this relationship between SOTHER and ILEX shall be construed to create any joint venture, partnership, fiduciary relationship, or similar relationship between the parties.


                                   ARTICLE 12
                          ASSIGNMENT AND SUBLICENSING

       12.1 ILEX may sublicense any rights or obligations to any part of the Technology under this Agreement; provided however that ILEX shall be responsible for the reporting and payment of all royalties on Products Sold by such sublicensees.

       12.2 ILEX may not assign or attempt to assign its rights or obligations under this Agreement without the prior written approval of SOTHER, which approval will not be unreasonably withheld; provided, however, ILEX shall be able to assign all of its rights or obligations under this Agreement in connection with the sale of all of its business associated with this Agreement.

       12.3 SOTHER may not assign or license or attempt to assign or license its rights or obligations under this Agreement without the prior written approval of ILEX, which approval will not be unreasonably withheld.


                                   ARTICLE 13
                              TERM AND TERMINATION

       13.1 Unless sooner terminated as otherwise provided herein, the licenses granted herein shall terminate on the expiration of the last issued patent to expire in the Patent Rights. In the event that (i) no patent in the Patent Rights issues by the fifth anniversary of the Effective Date of this Agreement or all Patent Rights expire or are held unpatentable, invalid or unenforceable in an agency or judicial proceeding from which no appeal has been or can be taken, then the licenses granted herein shall become paid-up, and no further royalties under Article 3 shall be owed by ILEX for Sales of Products occurring after such anniversary.

       13.2 SOTHER may terminate this Agreement in the event of any of the following circumstances:

              (a) ILEX is ordered or adjudged bankrupt, or placed in the hands of a receiver and such receivership is not abated within 90 days.

              (b) ILEX fails to perform any of its material obligations under this Agreement and fails to remedy said breach within 60 days after being given written notice of the specific failure or default and termination by SOTHER.

              (c) ILEX decides to not or does not diligently pursue preclinical testing within six months from the Effective Date of this Agreement or diligently continue said testing until conclusive results are obtained to the satisfaction of the parties or until three years have elapsed since such tests were begun by ILEX, whichever date is sooner.

       13.3 SOTHER may terminate this Agreement for a specific country in the Territory the event (i) ILEX decides to not or does not diligently pursue marketing and selling a Product in such country, (ii) the activity of the Product has been confirmed by ILEX or another appropriate party, and (iii) government approval has been received in such country. Prior to such termination, SOTHER shall provide ILEX at least two months written notification, such notification shall include a statement of SOTHER's intent and the specific country.

       13.4 ILEX may terminate this Agreement by giving thirty (30) days written notice to SOTHER. Upon termination under this Section 13.3: (i) all licenses under Article 2 shall terminate; and (ii) each party shall return the other party's Confidential Information and shall, subject to Section 7.1, maintain the confidentiality of all confidential information.

       13.5 Upon termination of this Agreement for any reason, ILEX shall have 180 days to complete the Sale of any Products in stock or in the course of manufacture at the time of termination, subject to payment of royalty as provided in Article 3.

       13.6 If this agreement terminates under Sections 13.2 or 13.3, ILEX, for such countries where the Agreement is terminated, shall assign any trademarks it used to market the product in such countries.

       13.7 Except as expressly provided by this Agreement, termination shall not relieve any party of any obligation or liability existing before termination. Nothing in this Section 13.5 should be construed as limiting either party's ability to pursue alternative exploitation of the Technology if this Agreement is terminated.

                                   ARTICLE 14
                              MANUFACTURING RIGHTS

       14.1 ILEX shall have the right to manufacture for SOTHER all of SOTHER's needs for Products used within the Field of Interest within the Territory. Further, SOTHER agrees to purchase [**] percent ([**]) of its Product needs from ILEX if, in SOTHER's reasonable business judgment, it is commercially feasible.


                                   ARTICLE 15
                             GOVERNMENT COMPLIANCE

       15.1 During the term of this Agreement, SOTHER shall be responsible for complying with all foreign registrations necessary for the transfer of the right in this Agreement, including the filing and registration of such agreement in Argentina or any other foreign country.


                                   ARTICLE 16
                              MISCELLANEOUS TERMS

       16.1   ASSIGNMENT

       Without further consideration, each party shall, and shall cause its agents and legal representatives to, execute and deliver to the other party such other instruments, and to take such other action, and assist the other party in such manner as the other party may reasonably request to more effectively convey and transfer and vest in and to put each party in possession of the rights granted hereunder and to assist each party in the recordation of same as necessary.

       16.2   INUREMENT

       This Agreement shall be binding upon and shall inure to the benefit of each party's successors and assigns.

       16.3   EXPENSES

       Other than as provided herein, each party is responsible for its own expenses related to the execution of this Agreement.

       16.4   CHOICE OF LAW

       This Agreement shall be deemed to have been made under and shall be construed and interpreted in accordance with the laws of the State of Delaware. No conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic or country shall be considered.

       16.5   ENTIRE AGREEMENT

       The terms of this Agreement constitute the entire agreement between the parties and supersedes all previous communications, written or oral, related to the subject matter of this document. No previous agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party.

       16.6   AMENDMENTS

       No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of the parties.

       16.7   NOTICE

       All notices, statements and reports required or contemplated herein by one party to the other shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party or shall be sent by reputable express delivery service or by certified mail, postage prepaid, with return receipt requested.

       If to ILEX:

              To:           ILEX Oncology, Inc.
                            14785 Omicron Drive
                            San Antonio, Texas  78245
                            Attention:     Tim Williamson

                            Telephone:     (210) 677-6080
                            Facsimile:     (210) 677-6009
              with a copy to:

                            Thomas D. Paul
                            Fulbright & Jaworski, L.L.P.
                            1301 McKinney St., Suite 5100
                            Houston, Texas  77010-3095

                            Telephone:     (713) 651-5325
                            Facsimile:     (713) 651-5105

       If to SOTHER:

              To:           SOTHER LIMITED
                            Lopez y Planes 1025
                            Acassuso
                            Buenos Aires 1640, Argentina
                            Attention:     Salvador Bruno, M.D.


                            Telephone:     54-1-732-8075
                            Facsimile:     54-1-732-3075

              with a copy to:

                            Boris Noviks & Associates
                            Av. Federico Lacroze 2252  6th floor "A"
                            1426
                            Buenos Aires, Argentina
                            Attention:     Eduardo A. McCallum

                            Telephone:     54-1-777-2400
                            Facsimile:     54-1-777-3483

       Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day showing on the return receipt (if delivered by express delivery service or by mail).

       16.8   SEVERABILITY

       Both parties hereby especially agree in contract that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the parties hereto.

       16.9   WAIVER

       The parties covenant and agree that if either party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if either party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by either party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement can be waived by either party except by its written consent.

       16.10  HEADINGS

       The Article, section and paragraph headings are for convenience only and are not a part of this Agreement.

       IN WITNESS OF THIS AGREEMENT, the parties have executed and delivered this Agreement in multiple originals, by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.


ILEX ONCOLOGY, INC.                     SOTHER LIMITED



By:                                     By:
   ----------------------------------      -------------------------------------
Name:                                   Name:
     --------------------------------        -----------------------------------
Title:                                  Title:
      -------------------------------         ----------------------------------

Date:                                   Date:
     --------------------------------        -----------------------------------

                                   SCHEDULE 1

                                 PATENT RIGHTS